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                                                     UNITED STATES                                          OMB APPROVAL
                                           SECURITIES AND EXCHANGE COMMISSION                       -----------------------------
                                                Washington, D.C. 20549                              OMB Number:         3235-0058
                                                                                                    Expires:     January 31, 2005
                                                                                                    Estimated average burden
                                                      FORM 12b-25                                   hours per response ..... 2.50
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                                             NOTIFICATION OF LATE FILING                                    SEC FILE NUMBER
                                                                                                               01-11883
(Check One):                                                                                        -----------------------------
                                                                                                    -----------------------------
 | | Form 10-K and Form 10-KSB |_| Form 20-F |_| Form 11-K |X| Form 10-Q and Form 10-QSB                     CUSIP NUMBER
                                       |_| Form N-SAR                                                           268618

     For Period Ended:  December 31, 2001                                                           -----------------------------
                       -------------------
     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
     For the Transition Period Ended: _______________________________________________________________________

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                            Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

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Full Name of Registrant
EMB CORPORATION
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Former Name if Applicable
Not Applicable
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Address of Principal Executive Office (Street and Number)
5075 Warner Avenue, Suite B
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City, State and Zip Code
Huntington Beach, California  92649
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PART II -- RULES 12b-25(b) AND (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

        | (a) The reasons  described in  reasonable  detail in Part III of this form could not be  eliminated  without  unreasonable
        |     effort or expense;
        |
  |X|   | (b) The subject annual report, semi-annual report, transition report
        on Form 10-K, Form 10-KSB, Form 20-F, Form 11-K | or Form N-SAR, or
        portion thereof, will be filed on or before the fifteenth calendar day following the prescribed
              due date; or the subject quarterly report of transition report on
        Form 10-Q or Form 10-QSB, or portion thereof will | be filed on or
        before the fifth calendar day following the prescribed due date; and | |
        (c) The accountant's statement or other exhibit required by Rule
        12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K and 10-KSB, 20-F, 11-K, 10-Q and 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed period.

Management's Discussion and Analysis of Financial Condition and Results of
Operation, as related to the registrant's financial information, certain of the financial information itself, and certain aspects of the description of its current operations will not be completed in sufficient time to file the Quarterly Report on Form 10-QSB for the period ended December 31, 2001 by
February 14, 2002.
                         (Attach Extra Sheets if Needed)

                                 SEC 1344 (6/94)


PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

             James E. Shipley                                  (714)                                    377-2118
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                  (Name)                                    (Area Code)                             (Telephone Number)

(2) Have all other periodic reports required under Section  13 or 15(d) of  the Securities Exchange Act of
    1934 or Section 30  of the  Investment  Company Act of 1940 during the preceding 12 months or for such shorter  period that  the  registrant was required to file such report(s) been filed? If answer is no,
    identify report(s).                                                                                       [X] Yes  [_] No
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings  statements to be included in the subject
    report or portion thereof?                                                                                [ ] Yes  [X] No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



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                                                         EMB CORPORATION
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                                            (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:     February 14, 2002                                                     By:   /s/  JAMES E. SHIPLEY
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                                                                                           JAMES E. SHIPLEY, President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative
(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

----------------------------------------------------------- ATTENTION
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             Intentional misstatements or omissions of fact constitute Federal
             Criminal Violations (See 18 U.S.C. 1001).
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